Exhibit 8.1

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

                         May 21, 2004

Fisher Scientific International Inc.
One Liberty Lane
Hampton, NH 03842

Ladies and Gentlemen:

      We have acted as counsel to Fisher Scientific International Inc. (“Parent”) in connection with the proposed merger (the “Merger”) of Fox Merger Corporation, a Wisconsin corporation and a direct wholly-owned subsidiary of Parent (“Sub”), with and into Apogent Technologies Inc., a Wisconsin corporation (“Company”), pursuant to the Agreement and Plan of Merger, dated as of March 17, 2004, and amended on April 16, 2004, by and among Parent, Sub and Company (the “Merger Agreement”). This opinion is being furnished in connection with the proxy statement/prospectus (the “Proxy Statement/Prospectus”) which is included in the Registration Statement on Form S-4 of Parent (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

      In rendering our opinion set forth below, we have examined and relied upon the accuracy and completeness (which we have neither investigated nor verified) of the facts, information, covenants, representations and warranties contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, including the exhibits thereto, the Proxy Statement/Prospectus and such other documents and corporate records as we have deemed necessary or appropriate as a basis for our opinion. We have also relied upon statements and representations made to us by Parent and Company (which statements and representations we have assumed are true without regard to any qualification as to knowledge and belief), including in their respective letters dated the date hereof (the “Tax Certificates”), and we have assumed that the “Tax Certificates” will be complete and accurate, and will be re-executed by appropriate officers, as of the Effective Time.

      In rendering our opinion set forth below, we have assumed that (i) the Merger will be consummated in accordance with the terms of the Merger Agreement and as described in the Proxy Statement/Prospectus and that none of the terms or conditions contained therein will have been waived or modified in any respect prior to the Effective Time, (ii) the Merger will qualify as a statutory merger under relevant Wisconsin statutory law and (iii) the Proxy Statement/Prospectus, the Merger Agreement and the Tax Certificates reflect all the material facts relating to the Merger, Parent, Company and Sub. Our opinion is conditioned upon, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants, representations and warranties made by Parent and Company (including, without limitation, those set forth in the Merger Agreement, the Proxy Statement/Prospectus and the Tax Certificates). Any material change or inaccuracy in the facts referred to, set forth or assumed herein, in the Merger Agreement, the Proxy Statement/ Prospectus or in the Tax Certificates (giving effect to all events occurring subsequent to the Effective Time) may affect the conclusions stated herein.

      We have also assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

      In addition, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service (the “IRS”) and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that the Code, the Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. Additionally, our opinion is not binding on the IRS or a court and, accordingly, the IRS may assert a position contrary to our opinion and a court may agree with the IRS’s position. A material change in any of the authorities upon which our opinion is based could affect our conclusions stated herein.

      Based solely upon and subject to the foregoing and the qualifications set forth in the Proxy Statement/Prospectus, in our opinion, the discussion in the Proxy Statement/Prospectus under the caption “CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” constitutes in all material respects a fair and accurate summary of the anticipated United States federal income tax consequences of the Merger under existing law.

      Except as expressly set forth above, we express no other opinion regarding the tax consequences of the Merger. This opinion has been prepared for you in connection with the Merger and may not be relied upon by anyone else without our prior written consent. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the use of our name under the captions “CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” and “LEGAL MATTERS” in the Proxy Statement/ Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

      The opinion expressed herein is as of the date hereof, and we disclaim any undertaking to advise you of changes of facts stated or assumed herein or any subsequent changes in applicable law.

                                                                                                    Very truly yours,

                                                                                                    /s/ Skadden, Arps, Slate, Meagher & Flom LLP

                                                                                                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

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